EXHIBIT 21.1
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                         Subsidiaries of the Registrant



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SUBSIDIARIES OF THE REGISTRANT

Registrant's subsidiaries are:

        Citizens National Bank of Southwest Florida, Naples, Florida Bank of Florida, Ft. Lauderdale, Florida